Exhibit 99.1

SPACEHAB, Inc. 12130 Highway 3, Bldg. 1 Webster, Texas 77598-1504 1.713.558.5000 fax: 1.713.558.5960 www.spacehab.com

FOR IMMEDIATE RELEASE

SPACEHAB DISMISSES RDM CLAIM WITH NASA

Houston, Texas, February 21, 2007 – SPACEHAB, Incorporated (NASDAQ: SPAB), a leading provider of commercial space services, today announced that the Company has filed for a formal dismissal with prejudice of all litigation against NASA relating to losses incurred by SPACEHAB as a result of the 2003 Space Shuttle Columbia accident.

In January 2004, the Company initiated a formal proceeding against NASA in which the Company was seeking damages in the amount of $87.7 million for the loss of its Research Double Module (RDM) as a result of the Columbia accident. In October 2004, NASA responded to this claim with the determination that its liability was $8.2 million, including interest, and paid SPACEHAB this amount. SPACEHAB subsequently filed an appeal with the Armed Services Board of Contract Appeals and over the past two years, the two parties have proceeded with preparations for a court hearing planned for July 2008.

The Company also filed a tort claim in November 2004, seeking damages of $79.7 million for the loss of the RDM, to which the court granted a motion in June 2006 to stay the case until resolution of the Company’s contract claim appeal.

Based upon the information available to the Company, SPACEHAB believes that the potential benefits that may be achieved by dismissing the claim against NASA, who is the Company’s largest customer, outweigh any potential benefits that may be achieved by continuing the litigation of claims against the agency. The company intends to focus its limited resources on current market opportunities and new business initiatives.

“I believe that the dismissal of claims against NASA is in the best interest of the Company and am very pleased with SPACEHAB’s pragmatic business decision in resolving this complex matter,” said SPACEHAB President and CEO Thomas B. Pickens, III. “SPACEHAB is proud to press on in support of NASA and commercial customers worldwide.”

As a result of the claim dismissal, the Company will pay Lloyd’s of London, the insurer of the RDM, $0.5 million.

About SPACEHAB, Incorporated

Incorporated in 1984, SPACEHAB (www.spacehab.com) is a leading provider of commercial space products and services to NASA, international space agencies, Department of Defense, and private customers worldwide. The Company offers end-to-end space access solutions, space systems development, mission integration and pre-launch processing facilities and services, and large-scale government program support services. From securing a spaceflight opportunity and facilitating the integration of spacecraft and payloads for launch, to developing human habitats, supplying the International Space Station, and coordinating the transport and operation of cargo and experiments to and from orbit, SPACEHAB clearly demonstrates that “We Mean Business in Space.”

The statements in this document may contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, continued government support and funding for key space programs, product performance and market acceptance of products and services, as well as other risk factors and business considerations described in the company’s Securities & Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The Company assumes no obligation to update these forward-looking statements.

FOR MORE INFORMATION:
Eva-Marie deCardenas
Corporate Marketing and Communications
SPACEHAB, Inc.
713.558.5071
edecardenas@spacehab.com

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